Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Fitzhugh Taylor

January 29, 2016	203-682-8261
ftaylor@icrinc.com

Ruth’s Hospitality Group Announces Executive Appointments and Promotions

ORLANDO, Florida. – Ruth’s Hospitality Group, parent company of Ruth’s Chris Steak House, announced today home office support personnel changes, including the retirement of John F. McDonald, III, Vice President-General Counsel, Chief Compliance Officer, and Corporate Secretary from Ruth’s Hospitality Group, the retirement of Rick Crossland as Vice President of Culinary Development, the appointment of their replacements and the addition of a new Chief People Officer.

Mr. McDonald, a graduate of Tulane Law School, has had a distinguished legal career with over 40 years of experience. His career highlights include election and service as Justice of the Peace for the 4th Ward in Tammany Parish, Louisiana, serving as general counsel for both NYSE and NASDAQ listed companies and 25 years of private practice. For the last 10 years he has worked for Ruth’s Hospitality Group. Mr. Crossland, with more than 40 years of experience in the culinary industry, has led food and beverage development for several major U.S. restaurant brands, including Darden Restaurants, Steak and Ale, Bennigan’s, TGI Fridays, and most recently Ruth’s Chris.

Beginning February 1st, Mr. McDonald, will transition his role to Alice G. Givens who joins Ruth’s Hospitality Group as Vice President-General Counsel, Chief Compliance Officer, and Corporate Secretary. Ms. Givens has nearly 20 years of corporate legal experience and most recently served for over eight years as Vice President and Associate General Counsel at J. Crew Group, Inc. During her time at J. Crew, she was the lead in-house counsel focusing on securities, corporate governance and compliance, and franchising. Givens is a graduate of the College of William & Mary and earned her juris doctorate from the University of Richmond’s T.C. Williams School of Law.

Ruth’s Hospitality Group also announced the appointment of Susie Gorsline to Chief People Officer. Prior to joining Ruth’s she held a number of HR Leadership positions, including Senior Vice President of Human Resources, Vice President of Organizational Development and Vice President of Leadership Development at Au Bon Pain, UNO Restaurants and Metromedia Restaurant Group.

The Company also announced today that effective May 31st, Rick Crossland, Vice President of Culinary Development will retire after five years in this role. Abdiel Aleman, current Senior Director of Culinary Development for Ruth’s Chris, will assume the title, role and responsibilities upon Crossland’s departure. In Aleman’s more than 21 years with Ruth’s Chris, he has worked as a Regional and Executive Chef for various locations around the globe. Aleman graduated from the Culinary Institute of America in New York and received the designation as Introductory Level Sommelier by The Court of Master Sommeliers.

“On behalf of all of our stakeholders, I wish to express our sincere thanks to John and Rick for their expertise and years of dedicated service to our company,” said Michael P. O’Donnell, Chairman, President and Chief Executive Officer, of Ruth’s Hospitality Group. “Both John and Rick have had distinguished careers and Ruth’s Chris is a better place because of their contributions and the support they have provided the Ruth’s Chris team.”

“We also celebrate Abdiel’s well deserved promotion and welcome both Alice and Susie to the Ruth’s Chris family” said Mr. O’Donnell. “We look forward to their contributions in meeting our commitments to Our People – shareholders, team members, franchise partners and our guests.”

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About Ruth's Chris Steak House

Ruth's Chris Steak House was founded by Ruth Fertel 50 years ago in New Orleans, Louisiana. Ruth had a recipe for everything – from how to prepare her signature sizzling steaks to how to treat her guests. This timeless formula is a testament to how one neighborhood eatery has become the largest collection of upscale steak houses in the world, with more than 140 restaurant locations around the globe. Ruth’s Chris remains true to its heritage, helping guests make their best memories on 500-degree sizzling plates. This is how it’s done at Ruth’s Chris Steak House.